Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275587

Prospectus Addendum to

the Prospectus dated February 22, 2024

GLOBAL MEDIUM-TERM NOTES, SERIES G AND H
GLOBAL UNITS, SERIES G AND H

Morgan Stanley & Co. International plc will, and other affiliates of Morgan Stanley may, use this prospectus addendum and the accompanying prospectus dated February 22, 2024 in connection with market-making transactions of notes or units that were originally issued under a similar prospectus with a date earlier than February 22, 2024. We refer below to such earlier prospectus as the “earlier prospectus.”

When this prospectus addendum and the accompanying prospectus dated February 22, 2024 are used in connection with a market-making transaction, you should note that the accompanying prospectus dated February 22, 2024 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes or units, please note that all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated February 22, 2024.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes or units, together with the accompanying prospectus dated February 22, 2024.

The offered notes or units are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

February 22, 2024